Exhibit 99.1

     Teton Petroleum Announces Executive Changes to Strengthen Organization

Denver, February 28, 2005. Teton Petroleum Company (AMEX:TPE) announced the resignation of Howard Cooper as its Executive Chairman. Mr. Cooper will remain on the Company's Board and will stand for reelection at the Company's upcoming annual meeting in May. James J. Woodcock, an outside director, will assume the chairmanship as a non-executive chairman of the Company.

Mr. Cooper will remain a consultant to the Company and will continue to assist Teton in the identification and execution of new opportunities in North America. Commented Karl Arleth, the Company's CEO: "Teton enjoys the position it has today in North America because of Howard Cooper; this change will allow Howard to focus on finding new acquisition opportunities."

Significantly, the move also reflects the Company's new position in North America and the shift in its focus as it now begins operating as an independent oil and gas company with an initial focus on exploration and development in Rocky Mountain gas plays. Commented Jim Woodcock, the Company's newly elected non-executive chairman: "These changes reflect the Company's confidence in our CEO and his ability as an operator to lead the Company into its next phase of development and growth, and it will free up more time for Mr. Cooper to focus on the identification of new opportunities in key basins in North America, which will be critical for the Company going forward."

Founded in 1996, Teton Petroleum Company, headquartered in Denver, Colorado, is an independent energy company engaged primarily in the development, production, and marketing of natural gas and oil in North America. The Company's current area of exploration and development is focused on the Piceance Basin in Western Colorado. For more information on Teton Petroleum Company, please visit the Company's web site at http://www.tetonpetroleum.com.

This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to Teton's management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton's management.


Gillian D. Kane,
Vice President, Investor Relations
Teton Petroleum Company
Phone: (970) 846-1953
gkane@tetonpetroleum.com